U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                         FORM 4

                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of 1935 or
                   Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Stamp,                Ronald
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   (Last)               (First)                 (Middle)

   156 Portugal Cove Road
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                                    (Street)

   St. John's            NF, Canada              A1B 4H9
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   (City)               (State)                 (Zip)

*If the Form is filed by more than one Reporting Person, see
 Instructions 4(b)(v)
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2. Issuer Name and Ticker or Trading Symbol


   Iceberg Corporation of America (ICBG)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   95-4763671
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4. Statement for Month/Year

   December 2001
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

   Vice President of Marketing
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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by One Reporting Person

   [ ] Form filed by More than One Reporting Person






=========================================================================================================
                        Table I -- Non-Derivative Securities Acquired, Disposed of,
                                           or Beneficially Owned
=========================================================================================================

|1. Title of      |2.       |3.    |4. Securities          |5. Amount of   |6. Owner-  |7. Nature of    |
|   Security      |  Transaction   |   Acquired (A) or     |  Securities   |ship Form: | of Indirect    |
|                 |         |      |   Disposed of (D)     |  Beneficially |Direct (D) | Beneficial     |
|                 |         |    | |            |A/|       |  Owned at End |or Indirect| Ownership      |
|                 |  Date   |Code|V|   Amount   |D | Price |  of Month     |(I)        |                |
---------------------------------------------------------------------------------------------------------
|                 |         |    | |            |  |       |               |           |                |
|Common Stock     |12/03/01 | P  | |  330,860   |A |$0.25  |               | D         | N/A            |
|Common Stock     |12/03/01 | P  | |  300,000   |A |       | Note (1)      | D         | N/A            |
|                 |         |    | |            |  |       |               |           |                |
|Common Stock     |12/03/01 | S  | |  630,860   |D |       | Note (2)      |           | N/A            |
|                 |         |    | |            |  |       |               |           |                |
|                 |         |    | |            |  |       |               |           |                |
=========================================================================================================
Note(1)- Shares were acquired by way of conversion of preferred exchangeable shares on a one-for-one basis as part of a 1999 reverse takeover agreement.

Note(2)- Shares transferred to investor as part of financing transaction; No per share price established.








=========================================================================================================
                         Table II -- Derivative Securities Acquired, Disposed of,
                                           or Beneficially Owned
=========================================================================================================
1.Title of   |2.Con-  |3.   |4.    |5.Number of|6.Date Exer|7.Title and|8.Price|9.# of|10.Owner|11.Nat-
  Derivative |version |Transaction |Derivative |cisable and|Amount of  |of     |Deriv-|ship    |ure of
  Security   |or Exer-|     |      |Securities |Expiration |Underlying |Deriv- |ative |Form:   |Indirect
             |cise    |     |      |Acquired(A)|Date       |Securities |ative  |Secur-|Direct  |Bene-
             |Price of|     |      |or Disposed|     |     |           |Secur- |ities |(D) or  |ficial
             |Deriva- |     |      |of (D)     |Exer-|Expir|           |ity    |Benefi|Indirect|Owner-
             |tive    |     |    | |     |     |cis- |ation|           |       |cially|(I)     |ship
             |Security|Date |Code|V| (A) | (D) |able |Date |           |       |Owned |        |
---------------------------------------------------------------------------------------------------------
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
 Preferred   |        |     |    | |           |     |     |           |       |      |        |
 Exchangeable|        |     |    | |           |     |     |           |       |      |        |
 Stock       |  -     |12/01| J* | |           |     |     |P  300,000 |       |260,860|  D    | N/A
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
=========================================================================================================

*Code J- These preferred exchangeable shares were converted to common shares of Iceberg Corporation of
         America as outlined in Table I.



/s/ Ronald Stamp                                             January 7, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).